Exhibit 99.1

Caribou Biosciences Reports Fourth Quarter and Full Year 2021 Financial Results and Provides Corporate Update

-- Company plans to present initial ANTLER Phase 1 clinical data at a medical meeting in 2022 for CB-010, its lead allogeneic cell therapy candidate for patients with r/r B-NHL --

-- 2022 submission of IND application planned for CB-011, an allogeneic cell therapy candidate for patients with r/r multiple myeloma --

-- Leadership team expanded with appointment of Syed Rizvi, M.D., as chief medical officer --

-- Cash, cash equivalents, and marketable securities of $413.5 million as of December 31, 2021 support advancement of wholly owned pipeline of allogeneic CAR-T and CAR-NK cell therapies --

BERKELEY, CA, March 21, 2022 (GLOBE NEWSWIRE) – Caribou Biosciences, Inc. (Nasdaq: CRBU), a leading clinical-stage CRISPR genome-editing biopharmaceutical company, today reported business highlights and financial results for the fourth quarter and full year 2021.

“2021 was a year of tremendous accomplishment for Caribou as we completed our successful IPO, advanced our pipeline of allogeneic CAR-T and CAR-NK cell therapies, including the initiation of the ANTLER Phase 1 clinical trial for our lead program CB-010, and expanded our leadership team,” said Rachel Haurwitz, Ph.D., Caribou’s president and chief executive officer. “These achievements put us in a great position to execute on our 2022 plans to present initial data from the ANTLER clinical trial for CB-010 at a medical meeting; submit an IND for CB-011, our second allogeneic CAR-T cell program; and share target selection for CB-020, our first genome-edited CAR-NK cell therapy. We believe our chRDNA genome-editing platform has superior specificity and has the potential to be applied across a broad number of therapeutic applications, in oncology and beyond.”

Recent Business Highlights

Pipeline

•
Caribou continues to enroll patients in ANTLER, a Phase 1 clinical trial of CB-010 in adults with relapsed or refractory B cell non-Hodgkin lymphoma (r/r B-NHL). CB-010 is an allogeneic anti-CD19 CAR-T cell therapy engineered using Cas9 CRISPR hybrid RNA-DNA (chRDNA) technology to insert a CD19-specific CAR into the TRAC gene and knock out PD-1 to boost the persistence of antitumor activity. More information can be found at www.clinicaltrials.gov (NCT04637763).
•
Caribou is conducting IND-enabling studies to support a planned IND application submission in 2022 for CB-011 in patients with relapsed or refractory multiple myeloma (r/r MM). CB-011 is an allogeneic anti-BCMA CAR-T cell therapy engineered using Cas12a chRDNA technology to insert a BCMA-specific CAR into the TRAC gene and armor the cells with an immune cloaking strategy that includes a knockout of the endogenous B2M gene and site-specific insertion of a B2M–HLA-E fusion transgene into the B2M gene.

Expanded leadership team

•
In January 2022, Caribou appointed Syed Rizvi, M.D., as chief medical officer. Dr. Rizvi has more than two decades of experience in all stages of drug development, from clinical strategy and execution through regulatory submissions to support approval and commercialization of several cancer treatments, including three approved autologous CAR-T cell therapies ABECMA®, BREYANZI®, and CARVYKTITM. Prior to joining Caribou, Dr. Rizvi served as chief medical officer of Chimeric Therapeutics and worked for Legend Biotech, Celgene Corporation (now Bristol Myers Squibb), Novartis, Merck, and Genta, Inc. Since the beginning of 2021, Caribou has welcomed three new members of the executive leadership team. In addition to Dr. Rizvi, Ruhi Khan joined as chief business officer, and Jason O’Byrne joined as chief financial officer.
•
In January 2022, Zili An, M.D., joined Caribou as Vice President of Pharmacology. He brings over 20 years of drug development experience in multiple cancer therapeutic modalities, including CAR-T cell therapies.
•
During 2021, Caribou expanded its board of directors, which currently includes Andrew Guggenhime (board chair), Scott Braunstein, M.D., Rachel Haurwitz, Ph.D., Dara Richardson-Heron, M.D., Natalie Sacks, M.D., Nancy Whiting, Pharm.D., and Ran Zheng. Caribou’s directors bring significant and broad expertise in strategy, drug development, operations, and patient need.
•
In 2021, two new members joined the Caribou’s scientific advisory board, Katy Rezvani, M.D., Ph.D., and Christopher Sturgeon, Ph.D., both of whom bring significant expertise in the development and role of natural killer (NK) cells in mediating immunity against hematologic and solid tumors.

Anticipated Milestones for 2022 and Beyond

•
CB-010: Caribou expects to present initial data from its ongoing ANTLER Phase 1 trial for CB-010, an anti-CD19 CAR-T cell therapy, in adults with r/r B-NHL at a medical meeting in 2022.
•
CB-011: Caribou expects to submit an IND application for CB-011, an anti-BCMA CAR-T cell therapy, in r/r MM in 2022.
•
CB-020: Caribou expects to announce target selection for CB-020, an iPSC-derived CAR-NK cell therapy in 2022. Additionally, Caribou expects to disclose multiple armoring strategies under development for its CAR-NK platform in 2022.
•
CB-012: Caribou expects to submit an IND application for CB-012, an anti-CD371 CAR-T cell therapy for r/r AML, in 2023.

Upcoming Meetings

•
American Association for Cancer Research (AACR) Annual Meeting – April 10, 2022, presentation of preclinical data from Caribou’s CB-011 program
•
Cell & Gene Meeting on the Med – April 20-22, 2022, corporate overview
•
Allogeneic Cell Therapies Summit – May 9-12, 2022, Caribou scientists will provide an overview of the company’s T cell programs

Fourth Quarter and Full Year 2021 Financial Results

Cash, cash equivalents, and marketable securities: Caribou had $413.5 million in cash, cash equivalents, and marketable securities as of December 31, 2021, which included $321.0 million in aggregate net proceeds from the company’s IPO completed in July and August 2021. Additional funding during 2021 came from the Series C financing completed in March 2021 and an upfront payment from Caribou’s collaboration and license agreement with AbbVie in February 2021.

Licensing and collaboration revenue: Revenue from Caribou’s licensing and collaboration agreements was $2.6 million for the three months ended December 31, 2021 and $9.6 million for the full year 2021, compared to $1.0 million and $12.4 million, respectively, for the same periods in 2020. The decrease for the year ended December 31, 2021, was primarily due to revenue recognized in 2020 pursuant to an exclusive license agreement between Caribou and a private company, partially offset by an increase in revenue recognized in 2021 pursuant to the AbbVie agreement.

R&D expenses: Research and development expenses were $15.1 million for the three months ended December 31, 2021, and $52.3 million for the full year 2021, compared to $12.0 million and $34.4 million, respectively, for the same periods in 2020. The increase for the year ended December 31, 2021, was primarily due to costs associated with clinical trial and preclinical study activities, personnel-related expenses attributable to increased headcount, and facilities expenses, partially offset by a decrease in expenses related to licenses and sublicensing revenues.

G&A expenses: General and administrative expenses were $7.9 million for the three months ended December 31, 2021, and $24.3 million for the full year 2021, compared to $4.2 million and $14.1 million, respectively, for the same periods in 2020. The increase for the year ended December 31, 2021, was primarily due to personnel-related expenses attributable to increased headcount, legal and accounting services associated with operating as a public company, and facilities and other expenses.

Other income (expense): The company recorded other income of $2.2 million for the three months ended December 31, 2021, and $0.4 million for the full year 2021.

Net loss: For the three months and year ended December 31, 2021, net loss was $18.5 million and $66.9 million, respectively, compared to $14.7 million and $34.3 million, respectively, for the same periods in 2020.

About Caribou’s Novel Next-Generation CRISPR Platform

CRISPR genome editing uses easily designed, modular biological tools to make DNA changes in living cells. There are two basic components of Type II and Type V CRISPR systems: the nuclease protein that cuts DNA and the RNA molecule(s) that guide the nuclease to generate a site-specific, double-stranded break, leading to an edit at the targeted genomic site. CRISPR systems occasionally edit unintended genomic sites, known as off-target editing, which may lead to harmful effects on cellular function and phenotype. In response to this challenge, Caribou has developed chRDNAs (pronounced “chardonnays”), RNA-DNA hybrid guides that direct substantially more precise genome editing compared to all-RNA guides. Caribou is deploying the power of its Cas12a chRDNA technology to carry out high efficiency multiple edits, including multiplex gene insertions, to develop CRISPR-edited therapies.

About Caribou Biosciences, Inc.

Caribou Biosciences is a clinical-stage CRISPR genome-editing biopharmaceutical company dedicated to developing transformative therapies for patients with devastating diseases. The company’s genome-editing platform, including its proprietary Cas12a chRDNA technology, enables superior precision to develop cell therapies that are specifically engineered for enhanced persistence. Caribou is advancing a pipeline of off-the-shelf CAR-T and CAR-NK cell therapies for the treatment of patients with hematologic malignancies and solid tumors.

For more information about Caribou, visit www.cariboubio.com and follow the company @CaribouBio.

“Caribou Biosciences” and the Caribou logo are registered trademarks of Caribou Biosciences, Inc.

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements related to Caribou’s strategy, plans and objectives, and expectations regarding its clinical and preclinical development programs, including its timing expectations relating to the release of initial patient data from its ANTLER phase 1 clinical trial for CB-010, the submission of IND applications for CB-011 and CB-012, and target selection for CB-020. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements are subject to risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements. Risks and uncertainties include without limitation the risks inherent in drug development such as those associated with being in the early stages of our clinical development, and with the initiation, cost, timing, progress and results of current and future research and development programs, preclinical studies, and clinical trials, as well as other risk factors described from time to time in Caribou’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2021. In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. Except as required by law, Caribou undertakes no obligation to update publicly any forward-looking statements for any reason.

Caribou Biosciences, Inc.

Condensed Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	December 31, 2021	December 31, 2020
Cash, cash equivalents, and marketable securities	$413,508	$15,953
Total assets	442,356	36,046
Total liabilities	54,531	18,160
Convertible preferred stock	—	41,323
Total stockholders' equity (deficit)	387,825	(23,437)
Total liabilities, convertible preferred stock, and stockholders' equity (deficit)	$442,356	$36,046

Caribou Biosciences, Inc.

Condensed Consolidated Statement of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended, December 31,		Years Ended December 31,
	2021	2020	2021	2020
Licensing and collaboration revenue	$2,559	$984	$9,598	$12,361
Operating expenses:
Research and development	15,111	12,024	52,255	34,425
General and administrative	7,853	4,171	24,322	14,060
Total operating expenses	22,964	16,195	76,577	48,485
Loss from operations	(20,405)	(15,211)	(66,979)	(36,124)
Other income (expense):
Interest income	76	79	148	236
Interest expense	—	(6)	(8)	(20)
Change in fair value of equity securities	—	—	—	(733)
Change in fair value of the MSKCC success payments liability	2,158	—	(1,426)	—
Gain on extinguishment of PPP loan	—	—	1,584	—
Other income	13	81	79	514
Total other income (expense)	2,247	154	377	(3)
Net loss before provision for (benefit from) income taxes	(18,158)	(15,057)	(66,602)	(36,127)
Provision for (benefit from) income taxes	321	(354)	321	(1,819)
Net loss	$(18,479)	$(14,703)	$(66,923)	$(34,308)
Net loss per share, basic and diluted	$(0.31)	$(1.68)	$(2.11)	$(4.01)
Weighted-average common shares outstanding, basic and diluted	60,180,759	8,775,242	31,663,243	8,546,741

Caribou Biosciences, Inc. Contacts:
Amy Figueroa, CFA
Investor Relations and Corporate Communications
afigueroa@cariboubio.com

Investors:
Elizabeth Wolffe, Ph.D., and Sylvia Wheeler
Wheelhouse LSA
lwolffe@wheelhouselsa.com
swheeler@wheelhouselsa.com

Media:
Greg Kelley
Ogilvy
gregory.kelley@ogilvy.com
617-461-4023

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